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                                                                  EXHIBIT NO. 99
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CONTACT:  John Giordano                       Jacqueline Crowley
          Chief Financial Officer             Investor Relations
          Peritus Software Services, Inc      Peritus Software Services, Inc.
          978/670-0800                        978/670-0800
          Fax: 978/670-2060                   Fax: 978/670-2060
          Internet: jcrowley@peritus.com      Internet: jgiordano@peritus.com
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            PERITUS SOFTWARE SERVICES, INC. RESTATEMENT OF RESULTS
                   FOR THE FIRST AND SECOND QUARTERS OF 1998

BILLERICA, MASS. -- OCTOBER 26, 1998 -- Peritus Software Services, Inc. (NASDAQ:
PTUS) today announced that it will restate financial results for the first and second quarters ended March 31, 1998 and June 30, 1998, respectively. After review by Peritus' management, the Audit Committee of the Company's Board of Directors and PricewaterhouseCoopers LLP, the Company's independent auditor, the Company has concluded that a restatement is required.

Peritus will restate first quarter 1998 revenue to $9.453 million, versus the originally reported $10.150 million. The loss from operations for the quarter is restated to $3.547 million from $2.775 million. The restated first quarter 1998 net loss is $3.338 million, or $.21 per share, versus the originally reported net loss of $2.566 million, or $.16 per share.

Peritus will restate second quarter 1998 revenue to $11.083 million, versus the originally reported $11.830 million. The loss from operations for the quarter is restated to $1.961 million from $1.102 million. The restated second quarter 1998 net loss is $1.838 million, or $.11 per share, versus the originally reported net loss of $979,000, or $.06 per share.

The restatement first relates to the recording by Peritus of approximately $1.086 million of software license revenue for a single customer in the second quarter of 1998. Peritus believes that the amount of software license revenue as originally recorded reflected a part of an approximately $1.9 million business arrangement agreed to between the parties under a signed purchase order. Peritus now believes that as a result of errors and delays in communication, certain elements of the transaction were not sufficient to substantiate the revenue recording. Due to changes in management at the customer, Peritus has not been able to confirm its understanding of the original arrangement. Peritus invoiced the customer for certain completed work to date and is in the process
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PERITUS RESTATEMENT OF RESULTS FOR THE FIRST AND SECOND QUARTERS OF 1998

of negotiating certain agreements with the customer's new management for an approximately $1.9 million revised business arrangement.

The balance of the restatement relates primarily to the Company's incorrect interpretation of the complex provisions regarding recognition of revenue for combined software/services arrangements under Statement of Position 97-2, Software Revenue Recognition issued by the American Institute of Certified
Public Accountants, and effective for the Company as of January 1, 1998.   In
applying the Statement to its new year 2000 renovation offerings which the Company commenced in the first quarter, the Company mistimed the recognition of revenue between quarters under certain contracts providing for the delivery of combined software and services.

The Company has also received and responded to a comment letter related to the Company's Form 10-K for the year ended December 31, 1997 from the Securities and Exchange Commission regarding, among other things, the Company's accounting for in-process research and development in connection with its acquisition of Millennium Dynamics, Inc. Although the Company believes that it has properly accounted for the item, a different conclusion would require further restatement of the Company's results beginning with the fourth quarter of 1997. The Company understands that accounting and valuation techniques regarding in-process research and development have been recently under debate in the accounting profession and with the Securities and Exchange Commission.

Peritus expects to announce final results for the quarter ended September 30, 1998 before the end of the month. Within the next several weeks, Peritus expects to file with the Securities and Exchange Commission an amendment to its Forms 10-Q for the quarters ended March 31, 1998 and June 30, 1998 which will include restated results for the quarters.

ABOUT PERITUS

Founded in 1991, Peritus Software Services, Inc. is a leading provider of software maintenance outsourcing services. The Peritus Software Asset Maintenance (SAM) offerings enable organizations to transform the maintenance process into an efficient, cost-effective discipline that boosts productivity and performance. SAM offerings include customized services for software
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PERITUS RESTATEMENT OF RESULTS FOR THE FIRST AND SECOND QUARTERS OF 1998

providers, information systems organizations, and Year 2000 renovations. Peritus is headquartered in Billerica, MA, with offices worldwide. For more information, see the Peritus web site at http://www.peritus.com.

This press release may contain certain forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such statements. Certain factors that could cause actual results to differ materially from those discussed in such forward-looking statements include the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, and other public filings made by Peritus with the Securities and Exchange Commission, which factors are incorporated herein by reference.

Peritus is a registered trademark and Software Asset Maintenance is a service mark of Peritus Software Services, Inc.